Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333- 243710
and
No. 333-245149
August 12, 2020

OneConnect Financial Technology Co., Ltd.

OneConnect Financial Technology Co., Ltd., or the Company, has filed certain registration statements on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. These registration statements were declared effective by the SEC or became effective upon filing on August 12, 2020.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, via telephone: 866-471-2526, or via facsimile: 212-902-9316, or via email: prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, via telephone: 1-917-606-8487, or via email: prospectus@morganstanley.com; China PA Securities (Hong Kong) Company Limited, Attention: ECM Department, Unit 3601, 36/F, The Center, 99 Queen’s Road Central, Hong Kong, via telephone: 00852-3762-9778, or via email: gcm.pacshk@pingan.com. You may also access the Company’s most recent prospectus dated August 10, 2020, which is included in the Company’s registration statement on Form F-1, as filed with the SEC on August 10, 2020, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1780531/000104746920004473/0001047469-20-004473-index.htm.

On August 12, 2020, the registered public offering of an aggregate of 18,000,000 American depositary shares (“ADSs”), each representing three ordinary shares of the Company, by the Company was priced at US$18.00 per ADS.

The Company will issue and sell 18,000,000 ADSs. The Company has granted to the underwriters a 30-day option to purchase up to 2,700,000 additional ADSs, and such optional ADSs, upon exercise, will be sold by the Company.

The gross proceeds to the Company from the public offering will be approximately US$372.6 million, assuming the underwriters fully exercise their option to purchase additional ADSs.